Exhibit 99.1

Zai Lab Announces First Quarter 2026
Financial Results and Recent Corporate Updates

–Total revenues of $99.6 million for the first quarter of 2026, reflecting anticipated first-quarter dynamics, including certain competitive impacts for ZEJULA and pricing adjustment related to NRDL renewal for VYVGART

–Zocilurtatug pelitecan (zoci) delivered standout data at AACR 2026, with a 62.5% confirmed intracranial ORR in SCLC patients with brain metastases, and clinically meaningful activity (38.2% confirmed ORR) across epNECs; registrational DLLEVATE trial ongoing with enrollment expected to complete in the first half of 2027

–Collaborations with Amgen and Boehringer Ingelheim to evaluate zoci in combination with tarlatamab in SCLC and obrixtamig in SCLC and other NECs, positioning zoci as a potential backbone therapy

–ZL-1503 (IL-13/IL-31Rα) demonstrated rapid, durable dual-pathway activity in preclinical data presented at IMMUNOLOGY2026, supporting less frequent dosing and broad potential across atopic diseases, including asthma; Phase 1/1b study underway with initial data expected in 2026

–KarXT launch preparations are underway and TIVDAK remains under regulatory review; positive Phase 3 readouts for povetacicept in IgAN and elegrobart in TED providing additional growth opportunities for our regional business

Conference call and webcast today, May 7, 2026, at 8:00 a.m. ET (8:00 p.m. HKT)

SHANGHAI & CAMBRIDGE, Mass., May 7, 2026 -- Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688) today announced financial results for the first quarter of 2026, along with recent product highlights and corporate updates.

“We continue to accelerate the development of our global pipeline, with numerous clinical trials underway across oncology and immunology,” said Dr. Samantha Du, Founder, Chairperson and Chief Executive Officer of Zai Lab. “During the quarter, we made strong progress advancing zoci, with AACR data reinforcing its differentiated profile in both SCLC and epNECs, collaborations with Amgen and Boehringer Ingelheim to evaluate zoci as a potential backbone therapy, and rapid enrollment in the registrational DLLEVATE study, which is on track to be fully enrolled in the first half of 2027. We also continue to advance our growing portfolio of global clinical programs, including ZL-1503 (IL-13/IL-31Rα) for atopic dermatitis. This reflects the strength of our R&D engine, which is designed to scale and deliver a pipeline of differentiated new products. At the same time, our commercially profitable regional business provides a stable foundation, with several near-term opportunities expected to support future growth.”

“We are deepening our presence in key markets to capitalize on underlying demand for VYVGART and are expanding our regional footprint as we prepare for the launch of KarXT in China in the second quarter,” said Josh Smiley, President and Chief Operating Officer of Zai Lab. “Supported by national guidelines and an addressable population of ~8 million schizophrenia patients, KarXT’s launch positions us to bring the first novel therapy in decades to this critical market, with potential NRDL inclusion next year. In addition, we anticipate a potential regulatory approval for TIVDAK this year, and with positive Phase 3 readouts for povetacicept and elegrobart, we have additional opportunities for future growth. Across all efforts, we remain focused on driving consistent execution throughout our commercial portfolio.”

First Quarter 2026 Financial Results

•Total revenue was $99.6 million in the first quarter of 2026, compared to $106.5 million for the same period in 2025, representing a decrease of 6% y-o-y. Product revenue, net was $95.6 million in the first quarter of 2026, compared to $105.7 million for the same period in 2025, representing a 10% y-o-y decrease, 12% y-o-y decrease at constant exchange rate (CER). This decrease was primarily driven by decreased sales for ZEJULA, partially offset by increased sales for XACDURO and NUZYRA:

–ZEJULA was $30.0 million in the first quarter of 2026, compared to $49.5 million for the same period in 2025. Sales declined due to a shift in hospital utilization patterns following volume-based procurement for generic olaparib.

–VYVGART was $17.6 million in the first quarter of 2026, compared to $18.1 million for the same period in 2025. Sales declined primarily due to a pricing adjustment related to NRDL renewal.

–XACDURO, was $8.6 million in the first quarter of 2026, compared to $1.1 million for the same period in 2025. Growth was driven by strong patient demand and expanding hospital adoption but was partially constrained by supply limitations.

–NUZYRA was $16.3 million in the first quarter of 2026, compared to $15.1 million for the same period in 2025. This growth was supported by increased market coverage and penetration.

•Research and Development (R&D) expenses were $65.6 million in the first quarter of 2026, compared to $60.7 million for the same period in 2025. This increase was primarily due to increased clinical trial-related expenses and licensing fees.

•Selling, General and Administrative (SG&A) expenses were $65.1 million in the first quarter of 2026, compared to $63.4 million for the same period in 2025. This increase was primarily driven by higher general selling expenses.

•Loss from operations was $69.4 million in the first quarter of 2026, $51.9 million when adjusted to exclude certain non-cash expenses including depreciation, amortization, and share-based compensation. A reconciliation of loss from operations (GAAP) to adjusted loss from operations (non-GAAP) is included at the end of this release.

•Net loss was $51.0 million in the first quarter of 2026, or a loss per ordinary share attributable to stockholders of $0.05 (or loss per American Depositary Share (ADS) of $0.46), compared to a net loss of $48.4 million for the same period in 2025, or a loss per ordinary share of $0.04 (or loss per ADS of $0.45). These increases in net loss were primarily due to lower product revenue and higher research and development expenses, partially offset by foreign currency gains.

•Cash and cash equivalents, short-term investments, and current restricted cash totaled $761.3 million as of March 31, 2026, compared to $789.6 million as of December 31, 2025.

Recent Corporate Updates

–In April 2026, we appointed Yizhe Wang, Ph.D., as Operating Partner, to strengthen Zai Lab’s commercial capabilities and execution. Dr. Wang brings extensive experience in global oncology and immunology commercial operations, having led commercial teams across China, the U.S., and the U.K. at GSK and Eli Lilly.

Recent Pipeline Highlights

Below are key product candidate updates since our last earnings release:

Oncology Pipeline

•Zocilurtatug Pelitecan (zoci, DLL3-Targeting ADC) (formerly ZL-1310):

–In April 2026, Zai Lab presented compelling clinical data at the American Association for Cancer Research (AACR) Annual Meeting 2026 demonstrating that zoci delivers rapid and robust intracranial responses in patients with previously treated extensive stage small cell lung cancer (ES-SCLC) and brain metastases as measured by blinded independent assessment using mRANO-BM criteria, as well as promising data in patients with extrapulmonary neuroendocrine carcinomas (epNECs).
◦SCLC with Brain Metastases: Zoci showed a 53.7% confirmed intracranial objective response rate (iORR) with 62.5% (10/16) at the 1.6 mg/kg dose, including complete responses. Notably, responses were observed in patients without prior brain radiotherapy (9/15, 60%), highlighting the net drug effect on the intracranial lesions. Zoci was well tolerated, with Grade ≥3 treatment-related adverse events (TRAEs) in 19.9% (27/136) of the overall population and in 16.4% (9/55) of patients who received 1.6mg/kg.
◦epNECs: Encouraging activity was observed with a 38.2% confirmed objective response rate across epNEC tumors of different primary origins. The safety profile in epNEC was consistent with that previously observed in SCLC with Grade ≥3 TRAEs in 15.2% of patients in Phase 1b.

–In April 2026, Zai Lab announced a global clinical trial collaboration with Amgen to evaluate zoci in combination with Amgen’s IMDELLTRA® (tarlatamab-dlle), a DLL3/CD3 bispecific T-cell engager (TCE), for ES-SCLC and a clinical collaboration with Boehringer Ingelheim to evaluate zoci in combination with obrixtamig, a DLL3/CD3 bispecific TCE, for SCLC and other NECs.

Immunology, Neuroscience, and Infectious Disease Pipeline

•ZL-1503 (IL-13/IL-31Rα): In April 2026, Zai Lab announced new data from a preclinical study of ZL-1503, demonstrating that the company’s internally developed IL-13/IL-31Rα bispecific antibody may lead to sustained suppression of intense pruritus (itch) and inflammation caused by atopic diseases. The findings reinforce the potential of ZL-1503 to be a first-in-class treatment option for moderate-to-severe atopic dermatitis and other IL-13 and IL-31-driven diseases. A global Phase 1/1b study is ongoing and Zai Lab expects to report the first-in-human data from the global Phase 1 portion in the second half of 2026.

•Povetacicept (APRIL/BAFF):

–IgA nephropathy (IgAN): In March 2026, Zai Lab partner Vertex announced positive data from a pre-specified Week 36 interim analysis of the global Phase 3 RAINIER trial of pove in IgA nephropathy (IgAN). The trial met its primary objective, with povetacicept-treated patients achieving a 52.0% reduction from baseline in 24-hour urine protein to creatinine ratio (UPCR), representing a statistically significant and clinically meaningful 49.8% UPCR reduction versus placebo (p<0.0001). Povetacicept was generally safe and well tolerated. Zai Lab participated in the global Phase 3 study in Greater China.

–Primary membranous nephropathy (pMN): Zai Lab partner Vertex has completed enrollment in the Phase 2 portion of the global pivotal Phase 2/3 OLYMPUS study and has initiated the Phase 3 portion. Zai Lab participated in the global study in Greater China.

•Elegrobart (anti-IGF-1R, subcutaneous): Zai Lab partner Viridian Therapeutics announced positive topline data in both REVEAL-1 and REVEAL-2, elegrobart’s two pivotal phase 3 clinical trials for active and chronic TED, respectively. Elegrobart was generally well tolerated across both studies. Zai Lab holds an exclusive license from Zenas

BioPharma to develop and commercialize elegrobart in Greater China and is currently conducting a Phase 3 bridging study in the region.

–REVEAL-1 in active TED: met its primary endpoint with a highly statistically significant treatment effect. Both elegrobart Q4W and Q8W treatment arms showed rapid onset of treatment effect and achieved clinically meaningful 54% and 63% proptosis responder rates, respectively, versus 18% placebo at week 24. The Q4W treatment arm additionally provided meaningful diplopia benefit to patients with active TED.

–REVEAL-2 in chronic TED: met its primary endpoint with a highly statistically significant treatment effect. Both elegrobart Q4W and Q8W treatment arms achieved statistically significant and clinically meaningful 50% and 54% proptosis responder rates, respectively, versus 15% placebo at week 24. The Q4W treatment arm additionally provided meaningful diplopia benefit to patients with chronic TED.

Anticipated Major Milestones in 2026

Expected Clinical Developments and Data Readouts

Global Pipeline

Zocilurtatug Pelitecan (zoci, DLL3-Targeting ADC) (formerly ZL-1310)

•First-Line ES-SCLC: Zai Lab to provide data readout from the Phase 1 study evaluating zoci combination therapy (with atezolizumab and/or chemotherapy) in the second half of 2026 and advance zoci into a registrational study in 2026 based on emerging data.

•Extrapulmonary NECs: Zai Lab to complete the enrollment for the global Phase 2 portion of the ongoing Phase 1b/2 study evaluating zoci in patients with selected solid tumors and advance into registrational development in 2026.

ZL-1503 (IL-13/IL-31Rα)

•Zai Lab to provide the first-in-human data readout from the global Phase 1/1b study in 2026.

Regional Pipeline

Upcoming Potential NMPA Approvals

•TIVDAK (Tisotumab Vedotin, Tissue Factor ADC) in recurrent or metastatic cervical cancer following progression on or after chemotherapy

•Tumor Treating Fields (TTFields) in locally advanced pancreatic cancer

Expected Data Readouts

Efgartigimod (FcRn)

•Myositis: Zai Lab partner argenx to provide topline results from the global Phase 2/3 ALKIVIA study evaluating autoimmune inflammatory myopathies (AIM or myositis) in the third quarter of 2026. Zai Lab participated in the study in Greater China.

Elegrobart (Anti-IGF-1R, subcutaneous)

•Zai Lab to complete the enrollment for the Phase 3 registrational study in China in the third quarter of 2026.

Conference Call and Webcast Information

Zai Lab will host a live conference call and webcast today, May 7, 2026, at 8:00 a.m. ET (8:00 p.m. HKT). Listeners may access the live webcast by visiting the Company’s website at http://ir.zailaboratory.com. Participants must register in advance of the conference call.

Details are as follows:

•Registration link for webcast (preferred): https://edge.media-server.com/mmc/p/s7q4ox5h
•Registration link for dial-in: https://register-conf.media-server.com/register/BI802954894429400baf012f775762af29

All participants must use the link provided above to complete the online registration process in advance of the conference call. Dial-in details will be in the confirmation email which the participant will receive upon registering.

A replay will be available shortly after the call and can be accessed by visiting the Company’s website.

About Zai Lab

Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688) is an innovative, research-based, commercial-stage biopharmaceutical company based in China and the United States. We are focused on discovering, developing, and commercializing innovative products that address medical conditions with significant unmet needs in the areas of oncology, immunology, neuroscience, and infectious disease. Our goal is to leverage our competencies and resources to positively impact human health.

For additional information about Zai Lab, please visit www.zailaboratory.com or follow us at https://x.com/ZaiLab_Global.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, we disclose growth rates that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars. We have also presented a measure of adjusted loss from operations that adjusts GAAP loss from operations to exclude the impact of certain non-cash expenses including depreciation, amortization, and share-based compensation, which we refer to as “profitability.” These adjusted growth rates and adjusted loss from operations are non-GAAP measures. We believe that these non-GAAP measures are important for an understanding of the performance of our business operations and financial results and provide investors with an additional perspective on operational trends and greater transparency into our historical and projected operating performance. Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Zai Lab Forward-Looking Statements

This press release contains certain forward-looking statements, including statements relating to our strategy and plans; potential of and expectations for our business, commercial products, and pipeline programs; our goals, objectives, and priorities and our expectations under our growth strategy (including our expectations regarding our commercial products and launches, clinical stage products, revenue growth, profitability, and cash flow); clinical development programs and related clinical trials; clinical trial data, data readouts, and presentations; risks and uncertainties associated with drug development and commercialization; regulatory discussions, submissions, filings, and approvals and the timing thereof; the potential benefits, safety, and efficacy of our products and product candidates and those of our collaboration partners; the anticipated benefits and potential of investments, collaborations, and business development activities; our profitability and timeline to profitability; our future financial and operating results; and financial guidance, including with respect to our capital allocation and investment strategy and our expected path to profitability. All statements, other than statements of historical fact, included in this press release are forward-looking statements, and can be identified by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “poised,” “positioned,” “possible,” “potential,” “will,” “would,” and other similar expressions. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees or assurances of future performance. Forward-looking statements are based on our expectations and assumptions as of the date of this press release and are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. We may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including but not limited to (1) our ability to successfully commercialize and generate revenue from our approved products; (2) our ability to obtain funding for our operations and business initiatives; (3) the results of our clinical and pre-clinical development of our product candidates; (4) the content and timing of decisions made by the relevant regulatory authorities regarding regulatory approvals of our product candidates; (5) risks related to doing business in China; and (6) other factors identified in our most recent annual and quarterly reports and in other reports we have filed with the U.S. Securities and Exchange Commission (SEC). We anticipate that subsequent events and developments will cause our expectations and assumptions to change, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Our SEC filings can be found on our website at www.zailaboratory.com and on the SEC’s website at www.SEC.gov.

For more information, please contact:

Investor Relations:
Christine Chiou / Cyan Liu
+1 (917) 886-6929 / +86 195 3130 8895
christine.chiou1@zailaboratory.com / cyan.liu@zailaboratory.com

Media:
Shaun Maccoun / Xiaoyu Chen
+1 (415) 317-7255 / +86 185 0015 5011
shaun.maccoun@zailaboratory.com / xiaoyu.chen@zailaboratory.com

Zai Lab Limited

Zai Lab Limited
Unaudited Condensed Consolidated Balance Sheets
(in thousands of U.S. dollars ($), except for number of shares and per share data)

	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	651,316	679,573
Restricted cash, current	100,000	100,000
Short-term investments	10,000	10,000
Accounts receivable (net of allowance for credit losses of $16 and $31 as of March 31, 2026 and December 31, 2025, respectively)	54,069	106,116
Notes receivable	7,929	12,169
Inventories, net	85,961	74,745
Prepayments and other current assets	35,454	36,683
Total current assets	944,729	1,019,286
Restricted cash, non-current	1,117	1,116
Property and equipment, net	47,067	47,389
Operating lease right-of-use assets	17,585	19,152
Land use rights, net	2,868	2,853
Intangible assets, net	75,759	76,144
Deferred tax assets	3,444	3,390
Other non-current assets	3,168	3,054
Total assets	1,095,737	1,172,384
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	126,169	141,608
Current operating lease liabilities	5,983	6,344
Short-term debt	213,819	204,530
Other current liabilities	47,011	63,684
Total current liabilities	392,982	416,166
Deferred income	28,627	27,333
Non-current operating lease liabilities	12,107	13,385
Other non-current liabilities	40	—
Total liabilities	433,756	456,884
Commitments and contingencies
Shareholders’ equity
Ordinary shares (par value of $0.000006 per share; 5,000,000,000 shares authorized; 1,118,835,190 and 1,113,822,550 shares issued as of March 31, 2026 and December 31, 2025, respectively; 1,110,232,620 and 1,106,389,340 shares outstanding as of March 31, 2026 and December 31, 2025, respectively)	7	7
Additional paid-in capital	3,357,826	3,343,469
Accumulated deficit	(2,679,636)	(2,628,620)
Accumulated other comprehensive income	15,105	29,697
Treasury Stock (at cost, 8,602,570 and 7,433,210 shares as of March 31, 2026 and December 31, 2025, respectively)	(31,321)	(29,053)
Total shareholders’ equity	661,981	715,500
Total liabilities and shareholders’ equity	1,095,737	1,172,384

Zai Lab Limited
Unaudited Condensed Consolidated Statements of Operations
(in thousands of $, except for number of shares and per share data)

	Three Months Ended March 31,
	2026	2025
Revenues
Product revenue, net	95,556	105,650
Collaboration revenue	4,055	837
Total revenues	99,611	106,487
Expenses
Cost of product revenue	(38,315)	(38,452)
Cost of collaboration revenue	(20)	(195)
Research and development	(65,591)	(60,729)
Selling, general, and administrative	(65,070)	(63,422)
Loss from operations	(69,385)	(56,311)
Interest income	6,447	8,606
Interest expenses	(1,637)	(1,187)
Foreign currency gains	14,837	651
Other income (expense), net	162	(197)
Loss before income tax	(49,576)	(48,438)
Income tax expense	(1,440)	—
Net loss	(51,016)	(48,438)
Loss per share - basic and diluted	(0.05)	(0.04)
Weighted-average shares used in calculating net loss per ordinary share - basic and diluted	1,107,390,590	1,080,825,300

Zai Lab Limited
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(in thousands of $)

	Three Months Ended March 31,
	2026	2025
Net loss	(51,016)	(48,438)
Other comprehensive loss, net of tax of nil:
Foreign currency translation adjustments	(14,592)	(1,212)
Comprehensive loss	(65,608)	(49,650)

Zai Lab Limited
Non-GAAP Measures
(unaudited)
($ in thousands)
Growth on a Constant Exchange Rate (CER) Basis

	Three Months Ended March 31,		Year over Year % Growth
	2026	2025	As reported	At CER*
Product revenue, net	95,556	105,650	(10)%	(12)%
Loss from operations	(69,385)	(56,311)	23%	22%

* The growth rates at CER were calculated assuming the same foreign currency exchange rates were in effect for the current and prior year period

Reconciliation of Loss from Operations (GAAP) to Adjusted Loss from Operations (Non-GAAP)

	Three Months Ended March 31,
	2026	2025
GAAP loss from operations	(69,385)	(56,311)
Plus: Depreciation and amortization expenses	3,944	3,458
Plus: Share-based compensation	13,524	15,800
Adjusted loss from operations	(51,917)	(37,053)